Exhibit 10.77
Grant No.:
CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
FOR DIRECTORS
     CapitalSource Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“Restricted Stock Units”) for shares of its common stock (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet, in the attached Restricted Unit Agreement (the “Agreement”) and in the Company’s Third Amended and Restated Equity Incentive Plan (as amended from time to time, the “Plan”).
Name of Grantee:
Grantee’s Social Security Number:
Number of Restricted Stock Units:
Grant Date:
Vest Base Date:
Vesting Schedule:
     By your signature below, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Date:
Grantee

Date:
CapitalSource Inc.
Title:
Attachment
     This is not a stock certificate or a negotiable instrument.

CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
FOR DIRECTORS

Restricted Stock Units	This Agreement evidences an award of restricted stock units in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Restricted Stock Units”).

Transfer of Unvested Restricted Stock Units	Unvested Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process. If you attempt to do any of these things, the Restricted Stock Unit will immediately become forfeited.

Vesting	The Company will issue your Restricted Stock Units in the name set forth on the cover sheet. Your Restricted Stock Units shall vest in accordance with the vesting schedule set forth on the cover sheet so long as you continue in Service on the vesting dates set forth on the cover sheet.

Notwithstanding your vesting schedule, the Restricted Stock Units will become 100% vested upon your termination of Service due to your death or Disability if you have provided Services to the company for at least one (1) year at the time your Service terminates.

Delivery	Upon your termination of Service, the Company will issue the shares of Stock to which the then vested Restricted Stock Units relate. Notwithstanding the preceding sentence, if the shares of Stock would otherwise be delivered to you during a period in which you are: (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares of Stock will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading or similar plan restriction, but in any event no later than the last day of the calendar year in which the shares of Stock otherwise would have been delivered.

Evidence of Issuance	The issuance of the Stock under the grant of Restricted Stock Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more

Stock certificates. You will have no further rights with regard to a Restricted Stock Unit once the share of Stock related to such Restricted Stock Unit has been issued.

Forfeiture of Unvested Restricted Stock Units	Unless the termination of your Service triggers accelerated vesting of your Restricted Stock Units pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company (or any Affiliate) and you, you will automatically forfeit to the Company all of the unvested Restricted Stock Units in the event your Service terminates for any reason.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Restricted Stock Units or the Stock. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of the Restricted Stock Unit or receipt of Stock arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights	This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company (or any Affiliate) in any capacity. Unless otherwise specified in an employment or other written agreement between the Company (or any Affiliate) and you, the Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, do not have any of the rights of a shareholder with respect to any unvested Restricted Stock Unit.

You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding shares of Stock, an amount of cash, or Restricted Stock Units (as determined by the Company from time to time) equal to the per-share dividend paid on the shares of Restricted Stock Units that you hold as of the record date for such dividend, which shall be subject to the same vesting, forfeiture and other conditions as the associated Restricted Stock Units. No adjustments are made for dividends or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan/Deferred Compensation Plan	The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Your Restricted Stock Units and this Agreement are also subject to the terms of the CapitalSource Inc. Amended and Restated Deferred Compensation Plan (as amended from time to time, the “Deferred Compensation Plan”).

This Agreement, the associated cover sheet, the Deferred Compensation Plan and the Plan constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate) shall supersede this Agreement with respect to its subject matter.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the cover sheet hereto and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and the Deferred Compensation Plan.

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